Citigroup Global Markets Holdings Inc.	August 26, 2026 Medium-Term Senior Notes, Series N Pricing Supplement No. 2026-USNCH33332 Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-293732 and 333-293732-02

Dual Directional Buffer Securities Based on the Performance of the Nasdaq-100 Index® Due September 13, 2027

▪	The securities offered by this pricing supplement are unsecured senior debt securities issued by Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc. Unlike conventional debt securities, the securities do not pay interest and do not repay a fixed amount of principal at maturity. Instead, the securities offer a payment at maturity that may be greater than, equal to or less than the stated principal amount, depending on the performance of the Nasdaq-100 Index® (the “underlying index”) from the initial index level to the final index level.

▪	The securities offer the potential for a positive return at maturity based on the absolute value of the percentage change, within a limited range, in the underlying index from the initial index level to the final index level. If the underlying index appreciates, the securities offer 1-to-1 participation in that appreciation, subject to the maximum upside return specified below. If the underlying index depreciates, the securities offer 1-to-1 positive participation in the absolute value of that depreciation, but only if the final index level is greater than or equal to the final buffer level specified below. In exchange for the potential for a positive return at maturity even if the underlying index depreciates, investors in the securities must be willing to forgo (i) interest on the securities and dividends on the stocks included in the underlying index and (ii) participation in any appreciation of the underlying index in excess of the maximum upside return. In addition, investors in the securities must be willing to accept leveraged downside exposure to any depreciation of the underlying index in excess of the 15.00% buffer percentage. If the underlying index depreciates by more than the buffer percentage from the initial index level to the final index level, you will lose more than 1% of the stated principal amount of your securities for every 1% by which that depreciation exceeds the buffer percentage. Accordingly, the lower the final index level, the less benefit you will receive from the buffer. There is no minimum payment at maturity.

▪	In order to obtain the modified exposure to the underlying index that the securities provide, investors must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any amount due under the securities if we and Citigroup Inc. default on our obligations. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

KEY TERMS
Issuer:	Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.
Guarantee:	All payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc.
Underlying index:	The Nasdaq-100 Index® (ticker symbol: “NDX”)
Aggregate stated principal amount:	$2,927,000
Stated principal amount:	$1,000 per security
Pricing date:	August 26, 2026
Issue date:	August 31, 2026
Final valuation date:	September 8, 2027, subject to postponement if such date is not a scheduled trading day or if certain market disruption events occur
Maturity date:	September 13, 2027, subject to postponement as described under “Additional Information” below
Payment at maturity:

At maturity, for each $1,000 security you then hold, you will receive an amount in U.S. dollars determined as follows:

▪  If the final index level is greater than or equal to the initial index level:
$1,000 + ($1,000 × the absolute index return), subject to the maximum upside return

▪  If the final index level is less than the initial index level but greater than or equal to the final buffer level:

$1,000 + ($1,000 × the absolute index return)

▪  If the final index level is less than the final buffer level:
$1,000 + [$1,000 × the buffer rate × (the index return + the buffer percentage)]

If the final index level is less than the final buffer level, your payment at maturity will be less, and possibly significantly less, than the $1,000 stated principal amount per security. You should not invest in the securities unless you are willing and able to bear the risk of losing a significant portion, or all, of your investment.

Initial index level:	29,224.52, the closing level of the underlying index on the pricing date
Final index level:	The closing level of the underlying index on the final valuation date
Maximum upside return:	$155.00 per security (15.50% of the stated principal amount)
Buffer percentage:	15.00%
Final buffer level:	24,840.842, 85.00% of the initial index level
Buffer rate:	The initial index level divided by the final buffer level, which is approximately 117.647%
Absolute index return:	The absolute value of the index return
Index return:	(i) The final index level minus the initial index level, divided by (ii) the initial index level
Listing:	The securities will not be listed on any securities exchange
CUSIP / ISIN:	17334CBM5/ US17334CBM55
Underwriter:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Issue price(1)(2)	Underwriting fee(3)	Proceeds to issuer(3)
Per security:	$1,000.00	$10.00	$990.00
Total:	$2,927,000.00	$29,270.00	$2,897,730.00

(1) On the date of this pricing supplement, the estimated value of the securities is $997.80 per security, which is less than the issue price. The estimated value of the securities is based on CGMI’s proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in this pricing supplement.

(2) The issue price for investors purchasing the securities in fiduciary accounts is $990.00 per security.

(3) CGMI will receive an underwriting fee of $10.00 for each security sold in this offering. J.P. Morgan Securities LLC and JPMorgan Chase Bank, N.A. will act as placement agents for the securities and, from the underwriting fee to CGMI, will receive a placement fee of $10.00 for each security they sell in this offering to accounts other than fiduciary accounts. CGMI and the placement agents will forgo an underwriting fee and placement fee for sales to fiduciary accounts. For more information on the distribution of the securities, see “Supplemental Plan of Distribution” in this pricing supplement. In addition to the underwriting fee, CGMI and its affiliates may profit from hedging activity related to this offering, even if the value of the securities declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-6.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

You should read this pricing supplement together with the accompanying product supplement, underlying supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below:

Product Supplement No. EA-02-12 dated February 25, 2026     Underlying Supplement No. 13 dated February 25, 2026

Prospectus Supplement and Prospectus each dated February 25, 2026

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

August 2026

Citigroup Global Markets Holdings Inc.
Dual Directional Buffer Securities Based on the Performance of the Nasdaq-100 Index® Due September 13, 2027

Additional Information

General. The terms of the securities are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, certain events may occur that could affect your payment at maturity. These events and their consequences are described in the accompanying product supplement in the sections “Description of the Securities—Consequences of a Market Disruption Event; Postponement of a Valuation Date” and “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Index—Discontinuance or Material Modification of an Underlying Index,” and not in this pricing supplement (except as set forth in the next paragraph). The accompanying underlying supplement contains important disclosures regarding the underlying index that are not repeated in this pricing supplement. It is important that you read the accompanying product supplement, underlying supplement, prospectus supplement and prospectus together with this pricing supplement in connection with your investment in the securities. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

Postponement of the Final Valuation Date; Postponement of the Maturity Date. If the scheduled final valuation date is not a scheduled trading day, the final valuation date will be postponed to the next succeeding scheduled trading day. In addition, if a market disruption event occurs on the scheduled final valuation date, the calculation agent may, but is not required to, postpone the final valuation date to the next succeeding scheduled trading day on which a market disruption event does not occur. However, in no event will the scheduled final valuation date be postponed more than five scheduled trading days after the originally scheduled final valuation date as a result of a market disruption event occurring on the scheduled final valuation date. If the final valuation date is postponed so that it falls less than three business days prior to the scheduled maturity date, the maturity date will be postponed to the third business day after the final valuation date as postponed. The provisions in this paragraph supersede the related provisions in the accompanying product supplement to the extent the provisions in this paragraph are inconsistent with those provisions. The terms “scheduled trading day” and “market disruption event” are defined in the accompanying product supplement.

August 2026	PS-2

Citigroup Global Markets Holdings Inc.
Dual Directional Buffer Securities Based on the Performance of the Nasdaq-100 Index® Due September 13, 2027

Hypothetical Examples

The diagram below illustrates the payment at maturity of the securities for a range of hypothetical index returns. The table and examples that follow illustrate various hypothetical payments at maturity assuming a hypothetical initial index level of 100.00, a hypothetical final buffer level of 85.00 and various hypothetical final index levels. For the actual initial index level and final buffer level, see the cover page of this pricing supplement. We have used these hypothetical values, rather than the actual values, to simplify the calculations and aid understanding of how the securities work. However, you should understand that the actual payment at maturity on the securities will be calculated based on the actual initial index level and final buffer level, and not the hypothetical values indicated below. It is impossible to predict whether you will realize a gain or loss on your investment in the securities. Figures in the table and examples below have been rounded for ease of analysis. The table and examples below are intended to illustrate how your payment at maturity will depend on whether the final index level is greater than or less than the initial index level and by how much.

Investors in the securities will not receive any dividends on the stocks that constitute the underlying index. The diagram and examples below do not show any effect of lost dividend yield over the term of the securities. See “Summary Risk Factors—Investing in the securities is not equivalent to investing in the underlying index or the stocks that constitute the underlying index” below.

Dual Directional Buffer Securities Payment at Maturity Diagram

■ The Securities	■ The Underlying Index
August 2026	PS-3

Citigroup Global Markets Holdings Inc.
Dual Directional Buffer Securities Based on the Performance of the Nasdaq-100 Index® Due September 13, 2027

Hypothetical Final Index Level	Hypothetical Index Return	Hypothetical Payment at Maturity per Security	Hypothetical Total Return on Securities at Maturity(1)
200.00	100.00%	$1,155.00	15.50%
175.00	75.00%	$1,155.00	15.50%
150.00	50.00%	$1,155.00	15.50%
125.00	25.00%	$1,155.00	15.50%
115.50	15.50%	$1,155.00	15.50%
110.00	10.00%	$1,100.00	10.00%
105.00	5.00%	$1,050.00	5.00%
100.00	0.00%	$1,000.00	0.00%
95.00	-5.00%	$1,050.00	5.00%
90.00	-10.00%	$1,100.00	10.00%
85.00	-15.00%	$1,150.00	15.00%
84.99	-15.01%	$999.88	-0.01%
80.00	-20.00%	$941.18	-5.88%
70.00	-30.00%	$823.53	-17.65%
60.00	-40.00%	$705.88	-29.41%
50.00	-50.00%	$588.24	-41.18%
25.00	-75.00%	$294.12	-70.59%
0.00	-100.00%	$0.00	-100.00%

(1) Hypothetical total return on securities at maturity = (i) hypothetical payment at maturity per security minus $1,000 stated principal amount per security, divided by (ii) $1,000 stated principal amount per security

Example 1—Upside Scenario A. The hypothetical final index level is 105.00 (a 5.00% increase from the hypothetical initial index level), which is greater than the hypothetical initial index level.

Payment at maturity per security = $1,000 + ($1,000 × the absolute index return), subject to the maximum upside return of $155.00

= $1,000 + ($1,000 × 5.00%), subject to the maximum upside return of $155.00

= $1,000 + $50.00, subject to the maximum upside return of $155.00

= $1,050.00

In this scenario, because the hypothetical final index level is greater than the hypothetical initial index level but not by more than the maximum upside return of 15.50%, your total return on the securities at maturity would reflect 1-to-1 exposure to the positive performance of the underlying index.

Example 2—Upside Scenario B. The hypothetical final index level is 175.00 (a 75.00% increase from the hypothetical initial index level), which is greater than the hypothetical initial index level.

Payment at maturity per security = $1,000 + ($1,000 × the absolute index return), subject to the maximum upside return of $155.00

= $1,000 + ($1,000 × 75.00%), subject to the maximum upside return of $155.00

= $1,000 + $750.00, subject to the maximum upside return of $155.00

= $1,155.00

In this scenario, because the underlying index appreciated from the hypothetical initial index level to the hypothetical final index level by more than the maximum upside return of 15.50%, you would receive a positive return at maturity equal to the maximum upside return. An investment in the securities would underperform a hypothetical alternative investment providing 1-to-1 exposure to the appreciation of the underlying index without a maximum upside return.

August 2026	PS-4

Citigroup Global Markets Holdings Inc.
Dual Directional Buffer Securities Based on the Performance of the Nasdaq-100 Index® Due September 13, 2027

Example 3—Upside Scenario C. The hypothetical final index level is 95.00 (a 5.00% decrease from the hypothetical initial index level), which is less than the hypothetical initial index level but greater than the hypothetical final buffer level.

Payment at maturity per security = $1,000 + ($1,000 × the absolute index return)

= $1,000 + ($1,000 × | -5.00% |)

= $1,000 + $50.00

= $1,050.00

In this scenario, because the underlying index depreciated from the hypothetical initial index level to the hypothetical final index level but not by more than 15.00%, your payment at maturity would reflect 1-to-1 positive exposure to the absolute value of the depreciation of the underlying index.

Example 4—Downside Scenario A. The hypothetical final index level is 70.00 (an approximately 30.00% decrease from the hypothetical initial index level), which is less than the hypothetical final buffer level.

Payment at maturity per security = $1,000 + [$1,000 × the buffer rate × (the index return + the buffer percentage)]

= $1,000 + [$1,000 × 1.17647 × (-30.00% + 15.00%)]

= $1,000 + -$176.47

= $823.53

Because the underlying index depreciated from the hypothetical initial index level to the hypothetical final index level by more than the 15.00% buffer percentage, you would lose more than 1% of the stated principal amount of your securities for every 1% the underlying index declined beyond the 15.00% buffer percentage. In this scenario, the underlying index depreciated by 30.00% and you would lose approximately 17.65% of the stated principal amount at maturity; therefore, the securities would provide an effective buffer (which is the difference between the depreciation of the underlying index and the loss on the securities) of approximately 12.35%.

Example 5—Downside Scenario B. The hypothetical final index level is 25.00 (an approximately 75.00% decrease from the hypothetical initial index level), which is less than the hypothetical final buffer level.

Payment at maturity per security = $1,000 + [$1,000 × the buffer rate × (the index return + the buffer percentage)]

= $1,000 + [$1,000 × 1.17647 × (-75.00% + 15.00%)]

= $1,000 + -$705.88

= $294.12

Because the underlying index depreciated from the hypothetical initial index level to the hypothetical final index level by more than the 15.00% buffer percentage, you would lose more than 1% of the stated principal amount of your securities for every 1% the underlying index declined beyond the 15.00% buffer percentage. In this scenario, the underlying index depreciated by 75.00% and you would lose approximately 70.59% of the stated principal amount at maturity; therefore, the securities would provide an effective buffer (which is the difference between the depreciation of the underlying index and the loss on the securities) of approximately 4.41%. A comparison of this example with the previous example illustrates the diminishing benefit of the buffer the greater the depreciation of the underlying index.

August 2026	PS-5

Citigroup Global Markets Holdings Inc.
Dual Directional Buffer Securities Based on the Performance of the Nasdaq-100 Index® Due September 13, 2027

Summary Risk Factors

An investment in the securities is significantly riskier than an investment in conventional debt securities. The securities are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the securities, and are also subject to risks associated with the underlying index. Accordingly, the securities are suitable only for investors who are capable of understanding the complexities and risks of the securities. You should consult your own financial, tax and legal advisors as to the risks of an investment in the securities and the suitability of the securities in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the securities. You should read this summary together with the more detailed description of risks relating to an investment in the securities contained in the section “Risk Factors Relating to the Securities” beginning on page EA-7 in the accompanying product supplement. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

▪	You may lose some or all of your investment. Unlike conventional debt securities, the securities do not repay a fixed amount of principal at maturity. Instead, your payment at maturity will depend on the final index level. If the final index level is less than the final buffer level, you will lose more than 1% of the stated principal amount of your securities for every 1% by which the underlying index has depreciated by more than the buffer percentage. You should understand that any decline in the final index level in excess of the buffer percentage will result in a magnified loss to your investment by the buffer rate, which will progressively offset any protection that the buffer percentage would offer. The lower the final index level, the less benefit you will receive from the buffer percentage. There is no minimum payment at maturity on the securities, and you may lose up to all of your investment.

▪	The securities do not pay interest. Unlike conventional debt securities, the securities do not pay interest or any other amounts prior to maturity. You should not invest in the securities if you seek current income during the term of the securities.

▪	Your potential return on the securities is limited. If the final index level is greater than the initial index level, your potential total return on the securities at maturity is limited to the maximum upside return set forth on the cover page of this pricing supplement. The return on the underlying index from the initial index level to the final index level may significantly exceed the maximum upside return. Therefore, your return on the securities may be significantly less than the return you could have achieved on an alternative investment providing 1-to-1 exposure to the appreciation of the underlying index without a maximum upside return. In addition, your potential for positive participation in the absolute value of any depreciation of the underlying index is limited. Because the buffer percentage is equal to 15.00%, the return potential of the securities in the event that the underlying index depreciates is limited to 15.00%. Any depreciation of the underlying index in excess of 15.00% will result in a loss, rather than a positive return, on the securities.

▪	Investing in the securities is not equivalent to investing in the underlying index or the stocks that constitute the underlying index. You will not have voting rights, rights to receive dividends or other distributions or any other rights with respect to the stocks that constitute the underlying index.

▪	What you receive at maturity depends on the closing level of the underlying index on a single day. Because what you receive at maturity depends on the closing level of the underlying index solely on the final valuation date, you are subject to the risk that the closing level of the underlying index on that day may be lower, and possibly significantly lower, than on one or more other dates during the term of the securities. If you had invested directly in the underlying index or in another instrument linked to the underlying index that you could sell for full value at a time selected by you, or if the payment at maturity were based on an average of closing levels of the underlying index, you might have achieved better returns.

▪	The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities.

▪	The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. CGMI currently intends to make a secondary market in relation to the securities and to provide an indicative bid price for the securities on a daily basis. Any indicative bid price for the securities provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the securities can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the securities because it is likely that CGMI will be the only broker-dealer that is willing to buy your securities prior to maturity. Accordingly, an investor must be prepared to hold the securities until maturity.

▪	The estimated value of the securities on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, is less than the issue price. The difference is attributable to certain costs associated with selling, structuring and hedging the securities that are included in the issue price. These costs include (i) the placement fees paid in connection with the offering of the securities, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the securities and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection

August 2026	PS-6

Citigroup Global Markets Holdings Inc.
Dual Directional Buffer Securities Based on the Performance of the Nasdaq-100 Index® Due September 13, 2027

with hedging our obligations under the securities. These costs adversely affect the economic terms of the securities because, if they were lower, the economic terms of the securities would be more favorable to you. The economic terms of the securities are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the securities. See “The estimated value of the securities would be lower if it were calculated based on our secondary market rate” below.

▪	The estimated value of the securities was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the underlying index, dividend yields on the stocks that constitute the underlying index and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the securities. Moreover, the estimated value of the securities set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the securities for other purposes, including for accounting purposes. You should not invest in the securities because of the estimated value of the securities. Instead, you should be willing to hold the securities to maturity irrespective of the initial estimated value.

▪	The estimated value of the securities would be lower if it were calculated based on our secondary market rate. The estimated value of the securities included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the securities. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the securities for purposes of any purchases of the securities from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the securities, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that we will pay to investors in the securities, which do not bear interest.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the securities, but subject to adjustments that CGMI makes in its sole discretion. As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the securities prior to maturity.

▪	The estimated value of the securities is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you in the secondary market. Any such secondary market price will fluctuate over the term of the securities based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the securities determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the securities than if our internal funding rate were used. In addition, any secondary market price for the securities will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the securities will be less than the issue price.

▪	The value of the securities prior to maturity will fluctuate based on many unpredictable factors. The value of your securities prior to maturity will fluctuate based on the level and volatility of the underlying index and a number of other factors, including the price and volatility of the stocks that constitute the underlying index, the dividend yields on the stocks that constitute the underlying index, interest rates generally, the time remaining to maturity and our and Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate. Changes in the level of the underlying index may not result in a comparable change in the value of your securities. You should understand that the value of your securities at any time prior to maturity may be significantly less than the issue price.

▪	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Securities” in this pricing supplement.

▪	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities. If certain events occur, such as market disruption events or the discontinuance of the underlying index, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect your payment at maturity. In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the securities.

▪	Our offering of the securities does not constitute a recommendation of the underlying index by CGMI or its affiliates or by the placement agents or their affiliates. The fact that we are offering the securities does not mean that we believe, or that the placement agents or their affiliates believe, that investing in an instrument linked to the underlying index is likely to achieve favorable returns. In fact, as we and the placement agents are part of global financial institutions, our affiliates and the placement agents and their affiliates may have positions (including short positions) in the stocks that constitute the underlying index or in

August 2026	PS-7

Citigroup Global Markets Holdings Inc.
Dual Directional Buffer Securities Based on the Performance of the Nasdaq-100 Index® Due September 13, 2027

instruments related to the underlying index or such stocks over the term of the securities, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the underlying index. These and other activities of our affiliates or the placement agents or their affiliates may affect the level of the underlying index in a way that has a negative impact on your interests as a holder of the securities.

▪	We and our affiliates or the placement agents or their affiliates may have economic interests that are adverse to yours as a result of our affiliates’ or their business activities. Our affiliates or the placement agents or their affiliates may currently or from time to time engage in business with the issuers of the stocks that constitute the underlying index, including extending loans to, making equity investments in or providing advisory services to such issuers. In the course of this business, we or our affiliates or the placement agents or their affiliates may acquire non-public information about such issuers, which we and they will not disclose to you. Moreover, if any of our affiliates or the placement agents or their affiliates is or becomes a creditor of any such issuer, they may exercise any remedies against such issuer that are available to them without regard to your interests.

▪	The level of the underlying index may be adversely affected by our or our affiliates’ hedging and other trading activities. We have hedged our obligations under the securities through CGMI or other of our affiliates, who have taken positions directly in the stocks that constitute the underlying index and other financial instruments related to the underlying index or such stocks and may adjust such positions during the term of the securities. Our affiliates and the placement agents and their affiliates also trade the stocks that constitute the underlying index and other financial instruments related to the underlying index or such stocks on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect the level of the underlying index in a way that negatively affects the value of the securities. They could also result in substantial returns for us or our affiliates or the placement agents or their affiliates while the value of the securities declines.

▪	Changes that affect the underlying may affect the value of your securities. The sponsor of the underlying may at any time make methodological changes or other changes in the manner in which it operates that could affect the value of the underlying. We are not affiliated with the underlying sponsor and, accordingly, we have no control over any changes such sponsor may make. Such changes could adversely affect the performance of the underlying and the value of and your return on the securities.

▪	The U.S. federal tax consequences of an investment in the securities are unclear. There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid forward contracts. If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities might be materially and adversely affected. Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the securities, possibly retroactively.

If you are a non-U.S. investor, you should review the discussion of withholding tax issues in “United States Federal Tax Considerations—Non-U.S. Holders” below.

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “United States Federal Tax Considerations” in this pricing supplement. You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

August 2026	PS-8

Citigroup Global Markets Holdings Inc.
Dual Directional Buffer Securities Based on the Performance of the Nasdaq-100 Index® Due September 13, 2027

Information About the Nasdaq-100 Index®

The Nasdaq-100 Index® is a modified market capitalization-weighted index of stocks of the 100 largest non-financial companies listed on the Nasdaq Stock Market. All stocks included in the Nasdaq-100 Index® are traded on a major U.S. exchange. The Nasdaq-100 Index® was developed by the Nasdaq Stock Market, Inc. and is calculated, maintained and published by Nasdaq, Inc.

Please refer to the section “Equity Index Descriptions—The Nasdaq-100 Index®” in the accompanying underlying supplement for important disclosures regarding the Nasdaq-100 Index®, as supplemented by the following updated information.

Nasdaq, Inc., the index sponsor of the Nasdaq-100 Index®, recently implemented several changes to the methodology of the Nasdaq-100 Index®, including changes to how market capitalization is determined for purposes of constituent selection and weighting, the introduction of an expedited “Fast Entry” process for certain large companies, the removal of the minimum free float requirement and the introduction of a cap on the share count used to determine the weight of low-float securities. These changes became effective on May 1, 2026 (with certain constituent and rebalancing adjustments first implemented during the June 2026 quarterly review). The information set forth below supersedes the information regarding the Nasdaq-100 Index® included in the accompanying underlying supplement to the extent it is inconsistent.

For purposes of selecting the constituents of the Nasdaq-100 Index®, Nasdaq now uses “Full Market Capitalization.” For companies represented by an American depositary receipt (“ADR”) that serves as a company’s primary global listing (a “Primary ADR”) and for direct (non-ADR) listings, Full Market Capitalization includes both listed and unlisted shares; for companies represented by an ADR where the underlying shares serve as the company’s primary global listing and are listed on a foreign market (a “Non-Primary ADR”), Full Market Capitalization is based on the value of the listed depositary shares only, and foreign-listed underlying shares and unlisted shares are excluded. For purposes of weighting the constituents of the Nasdaq-100 Index®, Nasdaq uses “Modified Market Capitalization,” which takes into account only eligible listed share classes and disregards foreign-listed and unlisted shares.

In addition, there is no longer a minimum free float requirement for inclusion in the Nasdaq-100 Index®, although, for purposes of determining Modified Market Capitalization, each low-float security’s share count is limited to the lesser of (i) its reported Total Shares Outstanding (“TSO”), or listed ADR shares in the case of an ADR, and (ii) three times the number of its free-floating shares or free-floating ADR shares, as applicable. Other than as a direct result of corporate actions, the Nasdaq-100 Index® also no longer implements ad-hoc intra-quarter adjustments to a security’s TSO between scheduled rebalancing events.

The updated methodology also allows newly eligible securities (both initial public offerings and securities that have recently switched to an eligible exchange) to be added to the Nasdaq-100 Index® on an expedited basis through a “Fast Entry” process if their Full Market Capitalization would rank within the top 40 current index constituents and they satisfy the applicable eligibility criteria. A Fast Entry inclusion will not require the removal of another security and may temporarily increase the number of constituents of the Nasdaq-100 Index® above 100.

In addition, the updated methodology provides for quarterly reviews in March, June and September, during which index shares are adjusted for changes in TSO, index shares of low-float securities are adjusted to reflect changes in float, constituents that are ranked outside the top 125 by Full Market Capitalization are removed and, if necessary, replaced, and certain additional companies whose Full Market Capitalization ranks within the top 40 of current index constituents may be added without requiring a corresponding removal. Securities added to the Nasdaq-100 Index® between annual reconstitutions, including through Fast Entry, as intra-quarter replacements or as part of a March, June or September rebalance, will have their initial weights determined using a linear interpolation process based on Modified Market Capitalization ranking.

We have derived all information regarding the Nasdaq-100 Index® from publicly available information and have not independently verified any information regarding the Nasdaq-100 Index®. This pricing supplement relates only to the securities and not to the Nasdaq-100 Index®. We make no representation as to the performance of the Nasdaq-100 Index® over the term of the securities.

The securities represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. The sponsor of the Nasdaq-100 Index® is not involved in any way in this offering and has no obligation relating to the securities or to holders of the securities.

August 2026	PS-9

Citigroup Global Markets Holdings Inc.
Dual Directional Buffer Securities Based on the Performance of the Nasdaq-100 Index® Due September 13, 2027

Historical Information

The closing level of the Nasdaq-100 Index® on August 26, 2026 was 29,224.52.

The graph below shows the closing level of the Nasdaq-100 Index® for each day such level was available from January 4, 2016 to August 26, 2026. We obtained the closing levels from Bloomberg L.P., without independent verification. You should not take the historical levels of the Nasdaq-100 Index® as an indication of future performance.

Nasdaq-100 Index® – Historical Closing Levels January 4, 2016 to August 26, 2026

August 2026	PS-10

Citigroup Global Markets Holdings Inc.
Dual Directional Buffer Securities Based on the Performance of the Nasdaq-100 Index® Due September 13, 2027

United States Federal Tax Considerations

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “Summary Risk Factors” in this pricing supplement.

In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, a security should be treated as a prepaid forward contract for U.S. federal income tax purposes. By purchasing a security, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to this treatment. There is uncertainty regarding this treatment, and the IRS or a court might not agree with it.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result under current law:

•	You should not recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale or exchange.

•	Upon a sale or exchange of a security (including retirement at maturity), you should recognize capital gain or loss equal to the difference between the amount realized and your tax basis in the security. Such gain or loss should be long-term capital gain or loss if you held the security for more than one year.

We do not plan to request a ruling from the IRS regarding the treatment of the securities. An alternative characterization of the securities could materially and adversely affect the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax adviser regarding possible alternative tax treatments of the securities and potential changes in applicable law.

Non-U.S. Holders. Subject to the discussions below and in “United States Federal Tax Considerations” in the accompanying product supplement, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the securities, you generally should not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the securities, provided that (i) income in respect of the securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement, Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“U.S. Underlying Equities”) or indices that include U.S. Underlying Equities. Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more U.S. Underlying Equities, as determined based on tests set forth in the applicable Treasury regulations. However, the regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2027 that do not have a “delta” of one. Based on the terms of the securities and representations provided by us, our counsel is of the opinion that the securities should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. Underlying Equity and, therefore, should not be subject to withholding tax under Section 871(m).

A determination that the securities are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions. You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

If withholding tax applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should also consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

August 2026	PS-11

Citigroup Global Markets Holdings Inc.
Dual Directional Buffer Securities Based on the Performance of the Nasdaq-100 Index® Due September 13, 2027

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the securities, is acting as principal and will receive an underwriting fee of $10.00 for each security sold in this offering. J.P. Morgan Securities LLC and JPMorgan Chase Bank, N.A. will act as placement agents for the securities and, from the underwriting fee to CGMI, will receive a placement fee of $10.00 for each security they sell in this offering to accounts other than fiduciary accounts. The amount of the underwriting fee to CGMI will be equal to the placement fee paid to the placement agents. CGMI and the placement agents will forgo an underwriting fee and placement fee for sales to fiduciary accounts. In addition to the underwriting fee, CGMI and its affiliates may profit from hedging activity related to this offering, even if the value of the securities declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

Valuation of the Securities

CGMI calculated the estimated value of the securities set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the securities by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the securities, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the securities (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the securities prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

For a period of approximately six months following issuance of the securities, the price, if any, at which CGMI would be willing to buy the securities from investors, and the value that will be indicated for the securities on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the securities. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the six-month temporary adjustment period. However, CGMI is not obligated to buy the securities from investors at any time. See “Summary Risk Factors—The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity.”

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to Citigroup Global Markets Holdings Inc., when the securities offered by this pricing supplement have been issued by Citigroup Global Markets Holdings Inc. pursuant to the indenture, the trustee and/or paying agent has made, in accordance with instructions from Citigroup Global Markets Holdings Inc., appropriate entries or notations in its records relating to the master global note that represents such securities and such securities have been delivered against payment therefor, such securities and the related guarantee of Citigroup Inc. will be valid and binding obligations of Citigroup Global Markets Holdings Inc. and Citigroup Inc., respectively, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (x) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (y) the validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of the stated principal amount upon acceleration of the securities to the extent determined to constitute unearned interest. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware, except that such counsel expresses no opinion as to (i) any law, rule or regulation that is applicable to Citigroup Global Markets Holdings Inc. or Citigroup Inc., the indenture, the securities, the related guarantee (together with the indenture and the securities, the “Documents”) or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Documents or any of its affiliates due to the specific assets or business of such party or such affiliate or (ii) any law, rule or regulation relating to national security.

In addition, this opinion is subject to the assumptions set forth in the letter of Davis Polk & Wardwell LLP dated February 25, 2026, which has been filed as an exhibit to the Registration Statement on Form S-3 by Citigroup Global Markets Holdings Inc. and Citigroup Inc. on February 25, 2026, that the Documents have been duly authorized, executed, authenticated (if applicable) and delivered by, and are each a valid, binding and enforceable agreement of, each party thereto (other than as expressly covered above in respect of Citigroup Global Markets Holdings Inc. and Citigroup Inc.) and that the terms of the securities and the issuance, execution, delivery and performance by Citigroup Global Markets Holdings Inc. and Citigroup Inc. of the securities and the related guarantee do not contravene, or constitute a default under, any judgment, injunction, order or decree or any agreement or other instrument binding upon Citigroup Global Markets Holdings Inc. or Citigroup Inc.

August 2026	PS-12

Citigroup Global Markets Holdings Inc.
Dual Directional Buffer Securities Based on the Performance of the Nasdaq-100 Index® Due September 13, 2027

© 2026 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

August 2026	PS-13